Pricing Supplement Dated September 13, 2013	Rule 424(b)(2)
(To Prospectus Supplement Dated November 6, 2012	File No. 333-184794
and Prospectus Dated November 6, 2012)	Pricing Supplement No. 2013-2

GENERAL ELECTRIC CAPITAL CORPORATION

GE Capital Select

Fixed Rate Notes

Interest Rates:

Term	Rate
1 year	1.25%
2 year	1.30%
3 year	1.50%
4 year	1.70%
5 year	2.05%

Special Processing fees:

Overnight Mailing Charge	$10.00
Statement Copy	$10.00

Effective Date:

September 16, 2013 until such time as different rates or fees are determined by the GE Capital Select Committee. Information on current interest rates is available at www.gecapitalinvestdirect.com or by calling 800-433-4480, 24 hours a day, seven days a week.

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 6, 2012, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 6, 2012.